                                                                      Exhibit 12

                  KMART CORPORATION AND SUBSIDIARY COMPANIES
                       INFORMATION ON RATIO OF EARNINGS
                         TO FIXED CHARGES COMPUTATION

                                                                         Fiscal Year Ended
                                                               -------------------------------------
($ Millions)                                                   January 31,  January 25,  January 26,
                                                                  1996         1995*        1994*
                                                               -------------------------------------
Net income (loss) from continuing retail operations before
  extraordinary items and the effect of accounting changes        $(490)       $104         $(260)
Income taxes                                                       (222)         11          (150)
                                                                ------------------------------------
Pretax income (loss) from continuing retail operations            $(712)       $115         $(410)

Equity income of unconsolidated affiliated
  retail companies that exceeds distributions                       (14)         14            (2)

Fixed charges per below                                             710         757           736
Less:  interest capitalized during the period                        (7)        (17)          (14)
                                                                ------------------------------------
Earnings (loss) from continuing retail operations                 $ (23)       $869         $ 310
                                                                ====================================
Fixed Charges:
  Interest expense                                                  496         520           506
  Rent expense - portion of operating rentals representative
    of the interest factor                                          205         218           214
  Other                                                               9          19            16
                                                                ------------------------------------
Total Fixed Charges                                               $ 710        $757         $ 736
                                                                ====================================

Ratio of income to fixed charges (1)                                  -         1.2             -
                                                                ====================================

* Prior year amounts have been restated for the effect of discontinued operations.

(1) The deficiency of earnings from continuing retail operations versus fixed charges was $733 million for the fiscal year ended January 31, 1996 and $426 million for the fiscal year ended January 26, 1994.

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